NEWS

SpatiaLight, Inc. Acknowledges Receipt of NASDAQ Delisting Notifications

NOVATO, CA. April 30, 2007 - SpatiaLight, Inc. (NASDAQ: HDTV), a leading developer and manufacturer of ultra high-resolution Liquid Crystal on Silicon (LCoS) microdisplays for the high definition television near-to-eye, head-mounted display and micro-projector markets, confirmed that on April 20, 2007 it received a notice from the NASDAQ Stock Market that it does not meet the requirements for continued listing under Marketplace Rule 4310(c)(4) because the Company’s Common Stock has closed below the minimum $1.00 per share for 30 consecutive trading days. Unless the closing bid price for shares of the Company’s Common Stock exceeds $1.00 per share for 10 consecutive trading days prior to October 17, 2007, the staff of the NASDAQ may notify the Company that the Common Stock will be delisted from the NASDAQ Capital Market.

SpatiaLight also indicated that it received on April 27, 2007 a NASDAQ Staff Determination letter that the Company has failed to meet the NASDAQ Marketplace Rule 4310(c)(8)(C) requirements for the market value of publicly held shares and would be delisted from the NASDAQ Capital Market unless a request for an appeal hearing is made by May 4, 2007.

The Company will request such an appeal hearing and present its case by disclosing to the hearing board confidential information for bringing the Company into compliance and plans to maintain future compliance. The anticipated hearing date will be no earlier than June, 2007. Until a determination is made on the appeal, the Common Stock is expected to be traded on the NASDAQ Capital Market under the HDTV symbol.

About SpatiaLight

SpatiaLight, Inc., founded in 1989 in Novato, Calif., manufactures high-resolution LCoS microdisplays for use in a variety of display applications, including high definition television, near to eye head mounted displays and micro-projector products. The company manufactures its products at its production facility in South Korea. The company is committed to developing microdisplay technologies that will be the standard for the next generation of these products and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry.

For more information about SpatiaLight, please visit the company’s website at: http://www.spatialight.com.

Safe Harbor Statement

This news release includes forward-looking statements that reflect SpatiaLight's current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," "we are confident" or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight's actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company's filings with the U. S. Securities and Exchange Commission, including its most recent reports on Forms 10-Q and 10-K.

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For additional information, please contact:

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Telephone: (415) 883-1693
ir@spatialight.com